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EXHIBIT 1

JOINT FILING AGREEMENT

        The undersigned agree, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, to jointly file with the Securities and Exchange Commission (the "Commission") all amendments to the Schedule 13D filed with the Commission on January 24, 2002, and agree that each such amendment, as so filed, is filed on behalf of each of them.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 28th day of February, 2003.

DATE: February 28, 2003
/s/ JAMES W. MCGINLEY
James W. McGinley, on behalf of himself, individually and as Co- Trustee of the William J. McGinley Marital Trust No. 1 and the William J. McGinley Marital Trust No. 2, and as attorney-in-fact for Robert R. McGinley, Margaret J. McGinley and Raymond J. Roberts

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EXHIBIT 1 JOINT FILING AGREEMENT